UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant

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Preliminary Proxy Statement

Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e) (2))

Definitive Proxy Statement

☒ Definitive Additional Materials

Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TRINITY CAPITAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

SUPPLEMENTAL MATERIAL TO THE PROXY STATEMENT/PROSPECTUS
FOR OUR SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 26, 2019

This Supplement, dated February 6, 2019, amends and supplements the Proxy Statement of Trinity Capital Corporation ("we", "our" or the "Company") and the prospectus of Enterprise Financial Services Corp ("Enterprise"), dated January 30, 2019 (the "Proxy Statement/Prospectus") with the following information.

Engagement of Proxy Solicitor

In connection with our Special Meeting of Shareholders to be held on February 26, 2019 at which our shareholders will vote to approve, among other things, the proposed merger with Enterprise, we have retained D.F. King & Co., Inc. ("DF King"), an independent proxy solicitation firm, to assist in soliciting proxies on behalf of the Company's board of directors. We have agreed to pay DF King a customary fee of $10,000 for its proxy solicitation services in connection with our Special Meeting of Shareholders, plus out of pocket costs and expenses. In addition, we have agreed to indemnify DF King and certain related persons against certain liabilities relating to or arising out of DF King's engagement. Other costs of soliciting votes in connection with the Proxy Statement/Prospectus have been or will be paid by the Company.

Phone calls from DF King will be from the 888 area code and displayed as "DF King" on the caller ID. Phone calls will cease when the vote necessary to approve the proposed merger is reached or when the shareholder votes his, her or its proxy. If shareholders need assistance with casting or changing their vote, they should contact DF King at (888) 605-1957.

Important Information

The Company has filed the Proxy Statement/Prospectus with the Securities and Exchange Commission (the "SEC") and has furnished to its shareholders the Proxy Statement/Prospectus in connection with the solicitation of proxies for its Special Meeting of Shareholders. The Company advises its shareholders to read the Proxy Statement/Prospectus relating to the Special Meeting, as amended and supplemented by this Supplement, because it contains important information. Shareholders may obtain a free copy of the Proxy Statement/Prospectus and other documents that the Company files with the SEC at the SEC's website at www.sec.gov.